EXHIBIT 5.1

OPINION AND CONSENT OF CADES SCHUTTE LLP

June 28, 2012

Alexander & Baldwin, Inc.

822 Bishop Street

Honolulu, Hawaii 96813

Re:                               Alexander & Baldwin, Inc.—Registration Statement on Form S-8 of an aggregate of 4,300,000
Shares of Common Stock (the “Shares”)

Ladies and Gentlemen:

We have acted as special counsel to Alexander & Baldwin, Inc., a Hawaii corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of 4,300,000 shares of the Company’s common stock reserved for issuance under the Alexander & Baldwin, Inc. 2012 Incentive Compensation Plan (the “2012 Plan”).

This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company’s charter documents and the corporate proceedings taken by Alexander & Baldwin Holdings, Inc. (“Holdings”), the sole shareholder of the Company, and by the Company, including enabling resolutions of the Company’s Board of Directors and the Compensation Committee of the Company’s Board of Directors, in connection with the establishment and implementation of the 2012 Plan and the issuance of special substitute equity awards under the 2012 Plan as anti-dilution grants to reflect the spin-off distribution of the Company’s common stock to the holders of the outstanding common stock of Holdings to be effected at the close of market on June 29, 2012.

Based on such review, we are of the opinion that if, as and when the Shares are issued (and any required cash consideration for the Shares is in fact received) pursuant to duly-authorized award agreements made from time to time under the 2012 Plan and in accordance with the Registration Statement, such shares will be duly authorized, legally issued, fully paid and nonassessable.

We consent to your filing this letter as Exhibit 5 to the Registration Statement. In giving the opinion set forth in this letter, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Securities and Exchange Commission thereunder.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the 2012 Plan or the Shares.

Very truly yours,

/s/ CADES SCHUTTE LLP

CADES SCHUTTE LLP